Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Jerry Cirino Joins Board; Bobby Griffin Resigns

MINNEAPOLIS — January 19, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today announced the appointment of Jerry C. Cirino to the Board of Directors of Urologix effective as of January 18, 2006, and also announced that Bobby I. Griffin has resigned from the Board of Directors effective the same date.

Mr. Cirino has recently served as President and CEO of SourceOne Healthcare Technologies, Inc., since the company was formed in November 2002 through a merger of two industry-leading companies, Philips Health Care Products (HCP) and Diagnostic Imaging (DI). Prior to that, Mr. Cirino served with Marconi Medical Systems (formerly Picker International). During his tenure there, he served in the Health Care Products Division in a variety of capacities including Vice President of Marketing and President. Mr. Cirino also held the title of Corporate Executive Vice President of Marconi Medical Systems, and was primarily responsible for the $1.6 billion company’s global sales, service, marketing and operations functions.

“We are pleased that Jerry joins our Board of Directors and expect his experience and expertise in the sales channels, marketing, and corporate strategy will contribute significantly to the future success of Urologix,” said Fred B. Parks, Urologix Chairman and Chief Executive

Officer. Mr. Parks continued, “On behalf of Urologix, I would also like to thank Bobby Griffin for 8 years of service on our Board of Directors. Urology and BPH patients were beneficiaries of his creative genius. It is a natural evolution and tribute to the man that Bobby now focuses his energies on healthcare philanthropy primarily in Africa.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.